Exhibit (b)(4)

May 21, 2008

TRACINDA CORPORATION

150 S. Rodeo Drive, Suite 250

Beverly Hills, CA 90212

Attention: Dan Taylor

Re:	First Amendment to Revolving Credit Facility dated

April 15, 2008

Ladies and Gentlemen:

BANK OF AMERICA, N.A. as the sole lender (“Lender”) is pleased to amend the $500,000,000 Revolving Credit Facility letter agreement dated April 15, 2008, between Lender and TRACINDA CORPORATION, a Nevada corporation (“Borrower”), as amended (the “Agreement”) on the terms and conditions set forth herein. Terms not defined herein have the meanings assigned to them in the Agreement. The parties hereby agree with reference to the following facts:

A. Borrower is currently indebted to Lender pursuant to the terms and conditions of the Agreement which currently permits Borrower to borrow up to $500,000,000 under the revolving credit facility provided for therein. Borrower has requested that Lender agree to increase the amount of the revolving credit facility available to Borrower under the Agreement to $600,000,000.

B. Borrower has also requested that upon the occurrence of the Trigger Date that Lender temporarily increase the Designated Percentage with respect to Ford Motor Company shares which have been pledged to Lender as Collateral.

NOW, THEREFORE, in furtherance of the foregoing and in consideration of the mutual covenants and benefits contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Borrower and Lender hereby agree as follows:

1. Amendments to Agreement. The parties agree that the Agreement is hereby amended as follows:

(a) The Preamble to the Agreement is amended to replace the reference to “$500,000,000” with a reference to “$600,000,000”.

(b) Paragraph 1(a) of the Agreement is amended and restated in its entirety as follows:

“(a)	The Commitment. Subject to the terms and conditions set forth herein, the Lender agrees to make available to the Borrower until the Expiration Date a revolving credit facility providing for loans (“Loans”) in an aggregate principal amount not exceeding $600,000,000 (the “Commitment”); provided, however, that, after giving effect to any Loan, the Effective Amount of all Loans shall not at any time exceed the least of (i) the Commitment in effect at such time, (ii) at all times on or following the Trigger Date, the then applicable Borrowing Base, and (iii) the maximum amount permissible pursuant to the applicable Margin Regulations. Within the foregoing limits, the Borrower may borrow, repay and reborrow Loans until the Expiration Date.”

(c) Borrower and Lender hereby agree that any reference in the Loan Documents to the amount of the Loans being available to Borrower under the Agreement as being “$500,000,000” is hereby amended to be a reference to “$600,000,000”.

2. Temporary Increase to Ford Designated Percentage. Prior to the date hereof the Designated Percentage with respect to shares of Ford Motor Company which are in the custody of Lender and which have been pledged to Lender pursuant to the Pledge Agreement was 25%. Borrower and Lender agree that hereafter the Designated Percentage with respect to shares of Ford Motor Company which are in the custody of Lender and which have been pledged to Lender pursuant to the Pledge Agreement will be 25%, except that beginning on the Trigger Date and ending on the date Borrower obtains all regulatory approvals which are required to pledge its shares of MGM MIRAGE to Lender, which date shall be no later than 120 days after the occurrence of the Trigger Date, the Designated Percentage with respect to such Ford Motor Company shares shall be 35%.

3. Representations and Warranties. Borrower hereby represents and warrants to Lender:

a. All corporate action on the part of Borrower necessary for the authorization, execution, delivery and performance of this amendment has been duly taken. This amendment has been duly executed and delivered by Borrower and constitutes the legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally.

b. The execution of this amendment will not constitute or result in a breach of the provisions of any contract to which Borrower is a party, or the violation of any law, judgment, decree or governmental order, rule or regulation applicable to Borrower. No approval or authorization of any governmental authority is required to permit the execution, delivery or performance by Borrower of this amendment.

c. The representations and warranties of Borrower in the Agreement are true and correct in all respects on and as of the date hereof as though made on and as of the date hereof.

d. No Default or Event of Default has occurred and is continuing or would result from this amendment.

4. Conditions Precedent. As a condition precedent to the effectiveness of this amendment, Borrower shall deliver to Lender:

a. executed counterparts of this amendment;

b. a certificate of the Secretary-Treasurer or Assistant Secretary of Borrower (i) certifying the names and true signatures of the officers of Borrower authorized to execute, deliver and perform, this amendment and each of the other documents required to be delivered pursuant to this amendment and (ii) attaching copies of the resolutions of the board of directors of Borrower authorizing the transactions contemplated hereby;

c. a Federal Reserve Form U 1 for Lender duly completed and executed, the statements made in which shall be such, in the opinion of Lender, as to permit the transactions contemplated hereby and by the Agreement in accordance with Regulation U;

d. payment of fees required to be paid on or prior to the date hereof under a fee letter among Lender, Banc of America Securities LLC and Borrower, executed by each party thereto; and

e. such other approvals, opinions, documents, questionnaires or materials as Lender may request.

5. Miscellaneous.

a. Except as expressly amended hereby, the Agreement shall remain in full force and effect in accordance with its terms. This amendment shall become effective upon the date of satisfaction of each of the conditions precedent set forth in Section 4 above. Except as otherwise provided herein, the Agreement is in all respects hereby ratified and confirmed, and nothing contained in this amendment shall, or shall be construed to, modify, invalidate or otherwise affect any provision of the Agreement or any right of the parties thereto.

b. This amendment is specific in time and in intent and does not constitute, nor should it be construed as, a waiver of any other right, power or privilege under the Agreement, under any agreement, contract, indenture, document or instrument mentioned in the Agreement or any other Loan Document; nor does it preclude any exercise thereof or the exercise of any other right, power or privilege, nor shall any future waiver of any right, power, privilege or default hereunder, under any agreement, contract, indenture, document or instrument mentioned in the Agreement or under any other Loan Document, constitute a waiver of any other default of the same or of any other term or provision.

c. This amendment shall be governed by, and construed in accordance with, the law of the State of Nevada; provided that Lender shall retain all rights arising under Federal law.

d. All other terms and conditions of the Agreement shall continue in full force and effect. This amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute but one and the same instrument.

Please indicate your acceptance of the foregoing by signing and returning a copy of this amendment to our attention.

Sincerely,

BANK OF AMERICA, N.A.

By	/s/ BRIAN D. CORUM
Brian D. Corum, Senior Vice President

Agreed and Accepted:

TRACINDA CORPORATION

By:	/s/ ANTHONY MANDEKIC
Anthony Mandekic, Secretary-Treasurer